Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Corbus Pharmaceuticals Holdings, Inc. and Subsidiaries on Form S-8 to be filed on or about March 12, 2019 of our report dated March 12, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 12, 2019. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
March 12, 2019